Filed Pursuant to Rule 433
                                                         File No.: 333-130755-12


Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2008-1 $1.27B NEW ISSUE CMBS

Bookrunner:          Banc of America Securities LLC
Co-Lead Mgr:         Banc of America Securities LLC and Barclays Capital Inc.
Co-Mgr:              Citigroup
Rating Agencies:     S&P and Moody's

CLASS    SIZE      M/S     WAL    Sprd     Yld      Cpn     Mod Dur      PX
A-1     21.000   Aaa/AAA   2.59   S+115   5.1630   5.2680    2.331   100.24967
A-2     28.000   Aaa/AAA   4.51   S+150   5.9163   6.0210    3.837   100.54649
A-3     75.000   Aaa/AAA   6.12   S+158   6.1711   6.1205    4.942   100.54954
A-SB    34.000   Aaa/AAA   6.45   S+150   6.1178   6.1730    5.151   100.54549
A-4    505.550   Aaa/AAA   9.16   S+147   6.2614   6.1575*   6.771   100.54307
A-1A   225.233   Aaa/AAA     *NO LONGER AVAIL*
A-M    126.969   Aaa/AAA   9.54   S+205   6.8608   6.2005*   6.888    96.76647
A-J     79.355   Aaa/AAA   9.54   S+315   7.9608   6.2005*   6.745    89.74381
*WAC OR WAC-STRIP

Expected Timing
Settlement          - June 27, 2008
Dated Date          - June 01, 2008
First Cpn Payment   - July 10, 2008
Rated Final         - February 10, 2051


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230: NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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